EX-23.m

Genworth Variable Insurance Trust

Amended and Restated Distribution and Service Plan
for Service Class Shares

The following Distribution and Service Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Genworth Variable Insurance Trust (the Trust”), an open-end management investment company organized as a Delaware statutory trust, on behalf of the funds and share classes set forth in Exhibit A, as may be amended from time to time (collectively, the “Funds”). Each Fund is a series of the Trust.

The Trust offers the shares of beneficial interest of the Funds to certain life insurance companies (“Insurance Companies”) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies.

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE TRUST

The Trust will cause each Fund to pay annual distribution and/or related servicing fees of 0.25% of the average daily net assets of the Fund in connection with the promotion and distribution of the Fund’s Service Class shares and/or the provision of related services.  Fees paid under the Plan may be paid to Capital Brokerage Corporation, the principal underwriter of each Fund’s Service Class shares (the “Distributor”), the Insurance Companies or their affiliates, or to any other eligible institution or party, at the direction of the Distributor or the Funds’ adviser, Genworth Financial Wealth Management, Inc.  All or a portion of these fees may be paid to any registered securities dealer, financial institution or any other person who renders assistance in distributing or promoting the sale of the Fund’s Service Class shares, or who provides related services.  To the extent not so paid by the Distributor such amounts may be retained by the Distributor.  Payment of these fees shall be made monthly promptly following the close of the month.  In no event shall the payments made under the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Conduct Rules of the Financial Industry Regulatory Authority.

Payments made pursuant to the Plan as described above for services associated with the promotion and distribution of Fund Service Class shares may include, but are not limited to, the following:

(i)	Distribution activities (or expenses) related to the indirect marketing of the Funds’ Service Class shares to the owners of variable insurance contracts (“contract owners”);

(ii)
Distributor services including (1) distribution personnel compensation and expenses, (2) overhead, including office, equipment and computer expenses, supplies and travel, (3) procurement of information, analysis and reports related to marketing and promotional activities and (4)

expenses related to marketing and promotional activities;

(iii)
Printing and mailing of documents for distribution purposes including (1) Fund prospectuses, statements of additional information and reports for prospective contract owners and (2) promotional literature regarding the Fund;

(iv)	Wholesaling services by the Distributor, the Insurance Companies or others including (1) training, (2) seminars and sales meetings and (3) compensation; and

(v)
Life insurance company distribution services including (1) Fund disclosure documents and reports (2) variable insurance marketing materials, (3) Fund sub-account performance figures, (4) compensation to the salesperson of the variable insurance contract and (5) providing other reasonable help with the distribution of Fund shares to life insurance companies.

All amounts expended pursuant to this Plan are the legal obligation of the Fund and not of the Distributor or adviser.  No provision of this Plan shall be interpreted to prohibit any payments by a Fund with respect to shares of such Fund during periods when the Fund has suspended or otherwise limited sales of such shares.

2.	QUARTERLY REPORTS

Any person authorized to direct the disposition of monies paid or payable by a Fund’s Service Class shares pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended, the purposes for which such expenditures were made and such other information as the Board of Trustees may reasonably request.

3.	EFFECTIVE DATE AND DURATION OF THE PLAN

If adopted prior to the public offering of a Fund’s Service Class shares, the Plan shall become effective with respect to the Fund upon approval by the vote of a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (“Rule 12b-1 Agreement”) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan.

If adopted after the public offering of a Fund’s Service Class shares, this Plan shall not take effect for the Fund until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund’s Service Class shares, and by the vote of the Board of Trustees of the Trust, as described above.

The effective dates for the Funds are shown on Exhibit A.

The Plan shall continue in effect with respect to a Fund’s Service Class shares for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Fund’s Service Class shares from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

The Plan, or any Rule 12b-1 Agreement, may be terminated with respect to a Fund at any time, without penalty, on not more than sixty (60) days written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Disinterested Trustees.

4.	RULE 12b-1 AGREEMENTS

(a)           No Rule 12b-1 Agreement shall be entered into with respect to a Fund’s Service Class shares and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

(b)           Any Rule 12b-1 Agreement shall describe the services to be performed by the recipient and shall specify the amount of, or the method for determining, the compensation to the recipient.

(c)           No Rule 12b-1 Agreement may be entered into for a Fund’s Service Class shares unless it provides (i) that it may be terminated with respect to the Fund’s Service Class shares at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund’s Service Class shares, or by vote of a majority of the Disinterested Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)           Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its effectiveness only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

5.	FUND GOVERNANCE STANDARDS

During the period in which the Plan is effective, the Trust’s Board of Trustees must satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act.

6.	AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund’s Service Class shares hereunder without the approval by a majority vote of shareholders of the Fund’s Service Class shares

7.	RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all 12b-1 reports for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Exhibit A
to the
Distribution and Shareholder Service (Rule 12b-1) Plan

Name of Fund                                                                                                     Share Class                           Effective Date

Genworth Calamos Growth Fund                                                                    Service Class                        December__, 2009
Genworth Columbia Mid Cap Value Fund                                                     Service Class                        December__, 2009
Genworth Davis NY Venture Fund                                                                 Service Class                        December__, 2009
Genworth Eaton Vance Large Cap Value Fund                                             Service Class                        December__, 2009
Genworth Legg Mason Aggressive Growth Fund                                       Service Class                        December__, 2009
Genworth PIMCO StockPLUS Fund                                                               Service Class                        December__, 2009
Genworth Putnam International Capital Opportunities Fund                     Service Class                         December__, 2009
Genworth Thornburg International Value Fund                                           Service Class                         December__, 2009
Genworth Goldman Sachs Enhanced Core Bond Index Fund                     Service Class                        December__, 2009
Genworth 40/60 Index Allocation Fund                                                          Service Class                        December__, 2009
Genworth 60/40 Index Allocation Fund                                                          Service Class                        December__, 2009
Genworth Moderate Allocation Fund                                                            Service Class                         December__, 2009
Genworth Growth Allocation Fund                                                                 Service Class                        December__, 2009
Genworth Enhanced Small Cap Index Fund                                                   Service Class                        December__, 2009
Genworth Enhanced International Index Fund                                             Service Class                         December__, 2009